Exhibit 10.29

SUPPLY AND MARKETING AGREEMENT

THIS SUPPLY AND MARKETING AGREEMENT (“Agreement”) is made and executed on this the 10th day of October, 2016 (“Effective Date”)

BETWEEN

Vyome Biosciences Private Limited, (CIN U33110DL2010PTC207299) a company incorporated under the Companies Act, 1956, and having its registered office at Plot No. 465 F.I.E, Patparganj Industrial Area, Ground Floor, New Delhi - 110092, (hereinafter referred to as “Vyome”, which expression shall unless it be repugnant to the context or meaning thereof deem to mean and include its successors and assigns) of the One Part;

AND

Sun Pharma Laboratories Limited, (CIN U25200MH1997PLC240268) a company incorporated under the Companies Act, 1956, and having its registered office at Sun House, 201 B/1, Western Express Highway, Goregaon (E), Mumbai - 400063 (hereinafter referred to as “Sun”, which expression shall unless it be repugnant to the context or meaning thereof be deemed to mean and include its successors and permitted assigns) of the Other Part.

Vyome and Sun shall be jointly called as the “Parties” and severally as the “Party” in this Agreement.

WHEREAS

A.

Vyome is, inter alia, engaged in the business of conducting research and development in the field of dermatology and bio-nanotechnology, development of dermatology platforms and products and their commercial exploitation. Vyome has developed proprietary MRTTM Technology (as defined below) which treats seborrheic dermatitis & other fungal indications;

B.	Sun is, inter alia, engaged in the business of manufacturing, marketing and selling pharmaceutical related products;
C.	Sun has represented to Vyome that Sun has the expertise in marketing, selling and distributing pharmaceutical products in India;
D.	Vyome, at present, gets the Products (as defined hereinafter) manufactured by a Third Party Manufacturer.
E.

Based on the aforesaid representation and pursuant to the IP and technical Dossier evaluation carried out by Sun, Sun has agreed to enter into this Agreement with Vyome for Commercialization (as defined hereinafter) of the Products (as defined hereinafter) within the Territory (as defined hereinafter) on the terms and conditions hereinafter appearing.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
(a)

“Affiliate” shall mean any person or entity, or member of a group of persons or entities acting together, who through one or more intermediaries, directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For purposes of this definition, “control,” “controls” or “controlled” means ownership directly, indirectly or through one or more Affiliates, of 50% (fifty percent) or more of the equity share capital or the voting shares of a Party or have the power to direct or cause the direction of management or policies (whether through ownership of securities or other ownership interest, by contract or otherwise) of a Party.

(b)

“Applicable Laws” means any statute, law, regulations, administrative orders, ordinance, constitution, decree, bye law, approval of any governmental authority (including any sub-division or an instrumentality thereof), governmental policies, and shall include notifications, regulations, policies, directions, directives and orders or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration having the force of law of any of the foregoing by any statutory or regulatory or governmental authority (including any sub-division or an instrumentality thereof) having jurisdiction over the matter in question.

(c)	“Brand” shall mean the brand name of Sun provided for each of the Products.
(d)	“Commercialization” shall mean to launch, market, promote, sell and distribute the Products under the Brand in the Territory through the Marketing Channels.
(e)

“Confidential Information” of the Party shall mean information whether intangible or embodied in tangible form that is not publicly available and the unauthorized publication of which reasonably would be considered prejudicial to disclosing Party’s interests. By way of example and not limitation, Confidential Information may include information derived from or pertaining to any and all techniques; sketches; drawings; models; know- how; processes; apparatus; equipment; algorithms; software programs; software source documents; formulae; information concerning research, experimental work, Technology, synthesis, formulation composition, manufacturing methods, biology, pre-clinical and clinical research information of the anti-acne, anti-fungal and other dermatology products development, design details, and specifications; engineering information; financial information; procurement requirements; purchasing; manufacturing; customer lists; business forecasts; sales and merchandising; marketing plans; business strategies; and Intellectual Property (as defined below). Information disclosed orally or visually or observed during visits and identified at that time as confidential shall be considered Confidential Information, provided the same is reduced to writing within 3 days of such disclosure. The terms and conditions of this Agreement shall form part of the Confidential Information.

Confidential Information does not include-

(i)	information, which is already in the public knowledge; or becomes part of the public knowledge through no violation of this Agreement; or
(ii)	information, which is in possession of receiving Party prior to disclosure; or

(iii)	information, which is hereafter lawfully disclosed by a third party to receiving Party; or
(iv)	any information independently developed or acquired by receiving Party without reference to or reliance upon Confidential Information as evidenced by receiving Party’s written records; or
(v)	is required to be disclosed to a court, tribunal or regulatory authority in connection with the enforcement or furtherance of such Party’s rights under this Agreement.

(f)	“Financial Year” means the period of twelve months ending on 31st March.
(g)

“Intellectual Property” shall mean (a) Patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (b) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic and sculptured works; (c) trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (d) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, Internet domain names, and all goodwill associated therewith; (e) Technology and Artwork; (f) rights in, under, or to any invention that is conceived, singly or jointly with others, by a Party or any of its employees or independent contractors based at least in part on, or resulting at least in part from, the disclosure of any Confidential Information under this Agreement, and (g) all other intellectual property or proprietary rights , in each case whether or not subject to statutory registration or protection.

(h)	“Labelling” shall mean all labels and other written, printed or graphic matter on the Product(s) or on any Packaging on the Product(s).
(i)	“First Invoice Date” shall mean each such date of first invoice raised by Vyome on Sun for the launch of each respective Product.
(j)	“Marketing Channel” shall mean and include pharmaceutical/doctor prescription marketing channel, using field force of Sun to market the Product(s) and to distribute the Products to chemists.

(k)

“Net Sales” with respect to any period, means the aggregate gross amount invoiced by Sun or any of its Affiliates for all arm’s length sales of the Product during such period after deducting, if not previously deducted, (i) cash and quantity discounts, (ii) credits or allowances granted on claims, damaged goods, rejections or returns (iii) taxes (including VAT) or duties (customs and excise) levied on, absorbed or otherwise imposed on sale of the Product; (iv) rebates in connection with the sale of the relevant Products. The calculation of Net Sales shall be made in accordance with Indian GAAP.

(l)

“Packaging” shall mean primary, secondary and tertiary packaging and labelling material for the Products including but not limited to the written material accompanying the Products(s) (such as pack inserts).

(m)	“Patents” shall mean the patent information with regard to each Product as specified in Schedule III hereunder written.
(n)	“Products” shall mean the products as more particularly set out in Schedule I hereunder written.
(o)	“Technology” shall mean MRT Technology.
(p)	“Territory” shall mean and include India, its states and Union Territories.
(q)	“Third Party Manufacturer” shall mean a third party appointed by Vyome for manufacture, Packaging and Labelling of the Products.
(r)	“Transfer Price” shall mean the price at which Sun shall purchase the Products from Vyome as determined from time to time and more particularly set out in Clause 5.
(s)

“MRT Technology” shall mean a drug delivery and potentiation technology which causes changes in composition of the fungi at molecular level or fungal membrane disruption using proprietary ingredients of Vyome, and thus, these proprietary ingredients potentiate antifungal molecules’ formulation to have superior efficacy to create novel Products, as elaborated in Patents shown in Schedule III.

(t)

“Similar Technology” shall mean any other drug delivery and potentiation technology that uses proprietary ingredients of Vyome which causes changes in composition of the fungi at molecular level or fungal membrane disruption.

(u)	“API” shall mean the active pharmaceutical ingredient which is the main ingredient used in formulation of the Products.
1.2	INTERPRETATION
1.2.1	The singular includes the plural and conversely.
1.2.2	If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
1.2.3	A reference to a Clause, Schedule or Annexure is a reference to a clause of, or a schedule or annexure to this Agreement.

1.2.4	A reference to a Party to this Agreement includes the Party’s successors, Affiliates, permitted substitutes, permitted assigns and where applicable, its authorized representatives.
1.2.5

A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

1.2.6	A reference to conduct includes, without limitation, an omission, statement or undertaking whether or not in writing.
1.2.7	A reference to writing includes a facsimile transmission (provided there is confirmation of receipt) and any means of reproducing words in a tangible and permanently visible form, including email.
1.2.8	The headings in this Agreement are for convenience only and shall not affect its interpretation.

2.	GRANT OF RIGHTS

2.1

On and from the Effective Date, Vyome hereby grants a revocable, exclusive and non-transferable right to Sun to Commercialize the Products in the Territory through the Marketing Channel only. Sun hereby accepts such revocable, exclusive and non-transferable right to Commercialize the Products in the Territory though the Marketing Channel.

2.2

The grant of rights herein, shall be restricted to the Territory and the Marketing Channel only. Vyome reserves its unrestricted rights to sell, license, market and distribute/resell the Products anywhere in the world except the Territory and through any other means other than the Marketing Channel whether within the Territory or not provided however, that the brand name to be used for other Marketing Channel should be distinctly different from the Brand including but not limited to phonetically.

2.3

Sun hereby acknowledges and agrees that neither Sun nor any of its Affiliates shall use or exploit the rights granted hereunder for any other purpose or in any other manner, except as specifically permitted under this Agreement.

2.4

Upon termination of this Agreement due to Sun’s breach, Vyome has a right to grant the rights herein granted to Sun to any third party and Sun shall have no- objection on the same and Sun shall provide commercially reasonable support as may be required for the same.

2.5

This Agreement shall have come in to force on and from the Effective Date and shall remain in to effect until the expiry of the respective Patent for the Product(s), unless terminated in accordance with the terms of this Agreement.

3.	MANUFACTURE AND PACKAGING

3.1

Vyome shall get the Products manufactured in accordance with (i) specifications agreed between the Parties which may include without limitation purity, potency, stability, physical and chemical properties, (ii) and all Applicable Laws.

3.2

Vyome shall have the right to appoint any Third Party Manufacturer other than the one presently engaged by it provided such facility of the Third Party Manufacturer shall have the required manufacturing license for the same.

3.3

Sun shall in consultation with Vyome develop the design, artwork related to the Packaging exclusively for the Products (“Artwork”). Sun shall ensure that such Artwork and Packaging complies with all Applicable Laws. Parties shall agree to the Packaging and Labelling of the Products such that the total cost of the Packaging and Labelling shall not be more than INR 10 (ten) (inclusive of taxes) per unit per Product unless otherwise agreed between the Parties. Sun shall (i) identify and provide a list of the vendors for Packaging and Labelling to Vyome, and (ii) negotiate and determine the price for Packaging and Labelling and shall ensure that the cost of Packaging and Labelling does not exceed the price stated in this Clause. After Vyome has approved the specification of the Packaging material, Vyome through the tenure and after expiration of this Agreement but till the expiry of the shelf life of the last manufactured & marketed batch of Products, shall be liable and responsible for the Packaging quality and Labelling of the Products; provided however that Vyome shall not be liable and responsible for any damage caused due to handling and/ or storing the Products. For avoidance of doubt, Vyome’s liability and responsibility as stated above shall sustain for all cause of actions that have arisen till the expiry of the shelf life of the last manufactured & marketed batch of Products irrespective of when the issues were raised or reported.

3.4

Sun hereby grants a non-exclusive, free and irrevocable license to Vyome to use the Brand names, logos of Sun in order that Vyome is able to manufacture and deliver the packaged Products to Sun as per the terms of this Agreement.

3.5	Packaging of the Products shall clearly and in legible fonts carry such inscription on themthat Vyome shall provide at the time of the finalization of the Packaging and Labelling.
4.	SUPPLY FORECAST AND MINIMUM OFFTAKE
4.1	Sun shall, within 15 working days of the Effective Date, provide the Supply Forecast to Vyome which shall include forecast for First Sales Year and the subsequent Sales Years two and three.

“First Sales Year” shall mean the period from the Launch Date till December 31, 2016.

“Sales Years” shall mean any calendar year after the First Sales Year commencing from 1st January every year and end on 31st December every year and the last Sales Year shall commence on 1st January and end on the date of expiry or termination of this Agreement.

“Supply Forecast” shall mean forecast provided by Sun for the supply of Products as stated in Clause 4.1 above and on 1st August of each calendar year. Each such Supply Forecast shall include forecast for three subsequent Sales Years or, if the Agreement is to terminate or expire in period that is less than three Sales Years, the number of Sales Years remaining.

“Launch Date” shall be the date on which the first invoice is raised by Sun on a third party.

4.2

Supply Forecast for the first 12 months shall be provided on a monthly basis and for the subsequent two Sales Years, the same shall be provided annually. Considering the fact that the First Sales Year, ends on 31st December 2016, the first Supply Forecast that shall be provided will be on a monthly basis. For example, if the Product is expected to be launched in October 2016, the first Supply Forecast shall be provided on a monthly basis from October 2016 to December 2017 while for the years 2018 and 2019, the same shall be provided on annual basis. Similarly, Supply Forecast that shall be submitted on August 1, 2017 shall be on a monthly basis for 2018 and on an annual basis for the years 2019 and 2020.

4.3

Sun agrees to purchase and take delivery of minimum guaranteed volumes of the Products from Vyome in every Sales Year (“Minimum Offtake”). The Minimum Offtake volumes for the first five Sales Years are set out in Schedule IV hereunder written.

4.4

In the event, Sun fails to purchase and take delivery of Products- (i) less than 1,00,000 units for VB 001 in Sales year 1 ending on 31 December 2017 & 1,00,000 units for VB 3222 in Sales Year 1 ending on 31 December 2017 or (ii) 80% of the Minimum Offtake in any two consecutive Sales Years from Sales Year 2 or (iii) less than 65% of the Minimum Offtake in any one year from Sales year 2, the Parties agree that Vyome may at its sole option consider this Agreement to be non-exclusive and in which case Vyome shall be entitled to appoint any third party to Commercialize the Products in the Territory through the Marketing Channel. The Minimum Offtake volumes as set out in Schedule IV shall only be binding but not the Supply Forecast as set out in the Agreement.

4.5

Subject to Clause 4.12 below, Vyome shall deliver Packaged Products to Sun within 120 (one hundred twenty) days after the receipt of firm purchase order from Sun, unless Sun specifies a later date in such order. Provided however, that in the event the delay in supply is due to any default and/ or failure by Packaging vendor, such delay shall not be considered as default under this Agreement. All potential delays in meeting the agreed upon timelines for the delivery of the Product shall be communicated by Vyome in writing to Sun. The purchase order so placed shall be binding on Sun and shall form an integral part of this Agreement. In the event of discrepancy between the terms of the purchase order and this Agreement, the terms contained herein shall prevail. All such purchase orders will be honored by Sun by accepting the invoice raised by Vyome for the goods ordered by Sun. Sun agrees and acknowledges that time is of essence and Sun shall pay Vyome on time as per payment terms as mentioned in Clause 5.4 below as the same is an important part of this arrangement to support Vyome on their working capital needs.

4.6	Vyome shall deliver the Products in accordance with the Ex-Works Incoterms 2010 basis or as may be agreed by parties on a case to case basis.

4.7

Without prejudice to any other rights and remedies available with Sun under this Agreement or law, Vyome shall compensate Sun by granting Sun a reduction in the amount payable to Vyome by Sun for the delivery in question as follows:

(a)	2% reduction in the amount payable, where Vyome has failed to deliver due to reasons directly attributable to Vyome, by a date which is later than 4 weeks after the agreed delivery date;
(b)	4% reduction in the amount payable, where Vyome has failed to deliver due to reasons directly attributable to Vyome, by a date which is later than 8 weeks after the agreed delivery date;
(c)

In the event of a failure or delay of supply by Vyome beyond 12 weeks after the agreed delivery date due to reasons directly attributable to Vyome, the Parties will decide the steps to be taken in this regard.

Provided, however, that Sun shall not be entitled to the compensation stated above in the event if (i) the delivery of Products is delayed due to quality disputes as mentioned in Clause 4.12 and 4.13 below or (ii) Vyome has informed Sun of the Products being ready for delivery but Sun has failed to take delivery.

4.8	The remedy set out in Clause 4.7 above shall not apply where Vyome has supplied greater than 95% of the quantity of the Products specified in a particular purchase order.
4.9

Sun shall inspect and verify the Products or cause the same to be inspected or verified and ensure that the Products being so delivered are as per the quality and specifications agreed between the Parties. Sun shall not be entitled to reject and/ or dismiss the Products post such due physical, visual, chemical verification and inspection of the Products and shall have assumed the title to the Products. Sun shall complete the inspection and verification of the Products within 7 (seven) days of the batch being ready at the manufacturing location and shall inform Vyome about completion and acceptance of such inspection in writing.

4.10

In the event that the inspection/ verification is not completed within the aforesaid period, the title to the Products shall have been deemed to be transferred to Sun and Vyome shall deliver the Products in terms of this Agreement and entitled to raise the invoice therefor.

4.11

Upon inspection and verification, if Sun discovers any defects in the Products or if the Products are not as per the specifications, it shall promptly notify Vyome of the same. Vyome may agree or dispute the complaint so received from Sun. If Vyome agrees, it shall within ninety (90) days of receipt of such notice, supply replacement units of the Product to Sun free of cost or give credit to Sun for such defective Product units.

4.12

In the event Vyome disputes the aforesaid claim of Sun, the Parties shall within fourteen (14) days jointly nominate an independent reputable laboratory (the “Expert”) to ascertain whether the Product is in fact defective Product. The Expert shall act as an expert whose decision (including as to costs) shall, except in the case of manifest error, be final and binding upon the Parties. The charges for examination and all other related expenses shall be borne by the Party found to be at fault. Both Parties shall make all reasonable endeavours to conclude the expert examination within 45 days from the date of his appointment.

5.	Transfer Price
5.1	The Transfer Price for the Products for the first year is more specifically set out as under:

Year	Product	Price in INR per Unit (exclusive of VAT and inclusive of Packaging & Labelling cost)
Year 1	Product 1 – VB 0001	68
Year 1	Product 2 – VB 3222	85

5.2

Parties shall enter into good faith bona fide discussions to mutually agree on the quantum of any proposed upward revision of the Transfer Price due to reasons including but not limited to significant upward changes in MRP, changes in cost structures, significant inflation and any other related parameters.

5.3

Parties shall enter into good faith bona fide discussions to mutually agree on the quantum of any proposed volume discount of the Transfer Price due to the purchases by Sun for any Sales Year going beyond 150% of Minimum Off-take of the previous Sales Year

5.4	The total value of each purchase order to Vyome shall be due in the manner set hereunder:

Promptly after delivery thereof, Vyome shall invoice Sun for each shipment of Product ordered by and delivered to Sun. Sun shall pay in full each such invoice within thirty (30) days from the date of receipt of invoice. If such payment is not made on the date due, then Sun shall pay interest to Vyome calculated in accordance with the provisions of clause 5.5. Any errors/ disputes with respect to the invoice amount will be settled post mutual discussions and agreement between the Parties and shall be adjusted in the form of debit / credit notes. Payments for all confirmed purchase orders shall be paid within a period of 30 (thirty) days from the date of receipt of invoice.

5.5

In the event of delay in any payment by Sun beyond the stipulated time for each such payment as per the terms of this Agreement Sun agrees to pay a late charge on the unpaid balance of the undisputed invoice at an annual interest rate of 12% (twelve percent) from the due date till the date of the actual payment.

6.	COMMERCIALIZATION AND SALE
6.1	Sun shall launch the Product(s) within the time frame mentioned below:
(a)	VB 001- sixty (60) days following the First Invoice Date;
(b)	VB 3222- sixty (60) days following the First Invoice Date;

6.2	Sun shall Commercialize the Product only through the Marketing Channels in the Territory and only for the indications set out in this Agreement.
6.3	Sun shall in order to Commercialize the Products, through the Marketing Channels, may carry out the following activities:
(a)	carry out sales promotion and marketing activities, to promote the Products within the Territory;
(b)	develop and disseminate the marketing collaterals containing the inscription provided by Vyome for the Products;
(c)	Sun and Vyome to collaborate to promote the Technology in various medical conferences and relevant forums to build the credibility and reputation of the Parties.
7.	FEES AND CONSIDERATION
7.1

In consideration of the exclusive rights herein granted to Sun in terms of this Agreement, Sun agrees to pay to Vyome the fees as provided in Schedule V hereunder written as per the terms laid therein.

7.2

In the event of delay in any payment by Sun beyond the stipulated time for each such payment as per the terms of this Agreement Sun agrees to pay a late charge on the unpaid balance at an annual interest rate of 12% (twelve percent) from the due date till the date of the actual payment.

8.	INTELLECTUAL PROPERTY
8.1

Sun hereby agrees and acknowledges that Vyome (or its licensors) owns all right, title, and interest in and to any Intellectual Property and hereby agrees and acknowledges that any and all modifications, derivative works, reverse engineering, improvements, formulations and adaptations relating to or emanating from any Intellectual Property will remain vested in Vyome.

8.2

In the event Sun or any of its Affiliates wishes to conduct any research and/ or clinical trials and allied activities on the Products, it shall obtain prior written consent of Vyome for the same and shall promptly provide all the data, intellectual property rights, study design, protocol, results, reports generated therefrom (“Information”) to Vyome. Sun hereby agrees and acknowledges that the above Information shall always vest in and remain the property of Vyome and Vyome shall have uninterrupted access and worldwide rights to use such derivative works for its own purposes.

8.3

Neither Sun nor its Affiliate shall at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing the Vyome’s right, title, or interest in such Intellectual Property. Sun or its Affiliate shall not use any Intellectual Property other than for the purpose of this Agreement.

8.4

Sun shall not, either by itself or through any Affiliate or any third person, at any time permit the Intellectual Property or any part thereof, to be applied or used, by any person, firm, body corporate other than for the purpose of this Agreement.

8.5	Sun agrees not to do anything that damages Vyome’s image and reputation and shall Commercialize the Products in accordance with the terms of this Agreement.
8.6

Sun shall inform Vyome of any infringement or any other use of the Intellectual Property by any person immediate upon it becoming aware of such infringement or use. Further, Sun shall, at its own cost, take adequate and requisite measures to protect the Brand against any counterfeit products that may be available in the market.

8.7

Upon termination of this Agreement Sun shall cease to use any of the Intellectual Property for any purpose whatsoever. Sun shall return to the Vyome any and all documents containing Intellectual Property and/ or information on formulations, quality standards and specifications of the Products including the Information.

8.8

Sun undertakes forever to keep the Intellectual Property in strict confidence and shall not in any way divulge any Intellectual Property to any person nor shall it use any Intellectual Property in any way except pursuant to this Agreement.

8.9	The provisions of this clause shall survive termination/ expiration of this Agreement.
9.	CONFIDENTIALITY
9.1

Each Party shall use or disclose Confidential Information consistent with the terms and conditions of this Agreement. Neither Party shall use or disclose Confidential Information for any other purposes. Either Party may disclose Confidential Information to the extent necessary to its directors, officers or employees. Each Party shall ensure that such directors, officers or employees comply with confidentiality and non-use obligations as if they are parties to the Agreement.

9.2

Each Party shall take all reasonable precautions to prevent unauthorized disclosure of Confidential Information. Without limiting the foregoing, each Party shall take at least those measures that they take for protecting their own confidential and non- public information.

9.3

Either Party may disclose Confidential Information if required to do so by a court, tribunal or administrative authority, provided however, before making such disclosure gives prompt written notice to the other Party, and shall only disclose that portion of Confidential Information, which in the opinion of its legal counsel required to be disclosed.

9.4	Neither Party shall make any announcements to the public or to any third party regarding the arrangements contemplated by this Agreement without the prior written consent of the other Party.
9.5

Notwithstanding any provision in this Agreement to the contrary, no explicit or implicit rights in, under, or to any Confidential Information of either Party are assigned, transferred, licensed, or otherwise conveyed herein to the other Party.

9.6	The provisions of this clause shall survive termination/ expiration of this Agreement.

10.	REPRESENTATIONS AND WARRANTIES
10.1	Each of the Parties hereby represents and warrants that:
(a)	it is a company duly organized, validly existing and in good standing under the laws of India;
(b)	it has full power and authority to execute, deliver and perform this Agreement;
(c)

any and all consents, waivers, permits and approvals from any authority required in connection with the execution, delivery and performance of this Agreement have been duly obtained and shall be in full force and effect on the Effective Date;

(d)	it has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;
(e)	this Agreement is a legal, valid and binding agreement enforceable against each Party, except to the extent that such enforceability may be limited by the Applicable Law;
(f)

the execution and delivery of the Agreement by it will not conflict with, result in the breach of any of the terms and conditions of, constitute a default under or violate, accelerate or permit the acceleration of any other similar right of any other party, nor will such execution, delivery and consummation violate any order, writ, injunction or decree by any authority to which it is subject;

(g)

no suit, action, investigation, inquiry or other proceedings by any authority or legal or administrative proceedings is pending as of the date hereof which may affect the validity or legality of this Agreement.

10.2	Vyome further hereby represents and warrants to Sun that:
(a)

the Products shall be manufactured (i) to meet the Product details as listed in Schedule I; (ii) in compliance with applicable laws and regulations, including the conditions set out in the manufacturing license of the Third Party Manufacturer;

(b)	Vyome shall deliver title to the Products to Sun free and clear of all liens, claims, charges and encumbrances;
(c)	Vyome has made applications for the Patents and the prosecution is in progress and Vyome is entitled to enter into this Agreement;;
(d)	Subject to clause 10.2 (c) above, the Products and the process employed to manufacture the Product do not infringe any patent or other proprietary right of any third party.
11.	DEFAULT
11.1

In the event that Sun wilfully (i) fails and/ or neglects to purchase the Minimum Offtake volumes from Vyome as mentioned in Clause 4.3 above, or (ii) directly or indirectly whether through Marketing Channels or otherwise sells or attempts to sell the Products outside the Territory, or (iii) directly or indirectly sells or attempts to sell the Products otherwise than through the Marketing Channels, or (iv) breaches any of its obligations with respect to Confidentiality or Intellectual Property under this Agreement, or (v) breaches its obligations as provided in Clause 12 (“Defaults”), then Sun will be considered to be in breach of its obligations under this Agreement.

11.2

On Vyome coming to know of Sun having committed any Default mentioned in (i), (ii) or (iii) above, Vyome shall give 45 (forty five) days’ notice to Sun along with a detailed written explanation identifying the default committed by Sun to cure the Default to the reasonable satisfaction of Vyome as per the allegations contained in such documentary proof. In the event that Sun fails to cure the same to the reasonable satisfaction of Vyome within the stipulated period, the exclusive right herein granted to Sun shall, immediately thereafter, become a non-exclusive right along with a further communication from Vyome to Sun communicating Vyome’s dissatisfaction regarding the actions taken by Sun to cure the alleged breach and Vyome shall have the right in such a case to appoint any third party to Commercialize the Products in the Territory through the Marketing Channel.

12.	NON SOLICITATION/ NON COMPETE
12.1

Sun agrees and undertakes that it shall not, during the term of this Agreement, market, sell and distribute any other Product in the Territory containing APIs of either Piroctone Olamine or Zinc Pyrithione(ZPT) that is based on MRT Technology or a Similar Technology. For the clarification of doubt, if “API” used in the product causes changes in composition of the fungi at molecular level or fungal membrane disruption without use of “MRT Technology” or “Similar Technology”, it shall not be construed as a competing product

12.2

Both Parties shall not employ or attempt to employ any personnel directly involved in the activities related to the Products, without the prior written consent of the other Party. Notwithstanding the foregoing, nothing herein shall restrict or preclude either Party from (i) making generalized searches for employees (by use of advertisements in the media, the engagement of search firms or otherwise), (ii) continuing its ordinary course hiring practices that are not targeted specifically at employees of the other Party, (iii) hiring an employee of the Party who first initiates an employment discussion with the other Party, in each case, so long as the other Party has not violated the restrictions on solicitation contained herein or (iv) if the employee is no more employee of the other Party.

13.	RIGHT OF FIRST REFUSAL TO SUN
13.1

Using the same Technology, Vyome is developing another product containing the active pharmaceutical ingredient Luliconazole, which shall treat cutaneous mycoses caused by Tinea pedis, Tinea corporis and Tinea cruris (“New Product”).

13.2	Vyome intends to develop and commercialise the New Product in the Territory, which rights Vyome shall first offer to Sun.
13.3	Sun shall accept or reject the offer so made by Vyome within (30) thirty days from the date of the offer made to Sun.
13.4	Vyome shall secure more favourable terms from a third party, in case Vyome or Sun fails to agree on the commercial terms for this New Product co-development deal in the Territory.

13.5

Vyome shall also first offer to Sun the right to commercialise the Products for any other indications, in the Territory for the Marketing Channel. Sun, at its discretion, shall accept or reject the offer so made by Vyome within (30) thirty days from the date of the offer made to Sun.

14.	TERMINATION
14.1

Either Party shall have a right to terminate this Agreement if the other Party commits a material breach of any of the obligations as mentioned in this Agreement, after giving 45 days’ written notice to cure such breach and the same remains uncured. The termination on the grounds as set out herein shall be without prejudice to other rights of the Parties under the Agreement or under law.

14.2

However, termination due to breaches of Confidentiality obligations by either Party and Intellectual Property infringement by Sun, the breaching Party would be entitled only for a written notice of 45 (forty five) days along with detailed written proof of the breach/infringement committed by the Party seeking an explanation regarding the same. However, post the notice period, the Agreement shall be terminated upon the discretion of the affected Party upon the affected Party’s dissatisfaction regarding the explanation given by the breaching/infringing Party.

14.3

Vyome giving not less than 30 (thirty) days written notice to Sun in the event Sun fails to launch any of the Products within prescribed time frame under Clause 6.1 above due to reasons directly attributable to Sun, Vyome shall have a right to terminate this Agreement and Sun shall not be entitled to the refund of Upfront Fee paid for that particular Product.

14.4

In the event that Sun fails to launch any of the Products in the Territory due to Vyome not notifying Sun of the availability of the finished Products mentioned in the first purchase order within 6 (six) months of the date of the first purchase order OR finalization of all the Packaging material and vendors, whichever is later, Sun shall have a right to terminate this Agreement for that particular Product and upon termination, seek refund of the Upfront Fee pertaining to that particular Product by giving 30 (thirty) days written notice to Vyome.

14.5	In the event of expiry or termination of this Agreement:
(a)

Each of Sun and Vyome shall stop and shall cause their Affiliates to stop using all Confidential Information of the other Party and upon the other Party’s request shall return to the requesting Party all Confidential Information within 30 (thirty) days from the date of request; provided that Sun shall be entitled to continue using such Confidential Information supplied by Vyome only for the purposes of selling its current stocks of the Product in accordance with the provisions of this Agreement. .

(b)

Sun and its Affiliates shall stop using the Trademark and any other trademarks, trade names, trade dress, service marks or devices applied to or used in association with the Product which are the property of Vyome, except for the purposes of selling its remaining stocks of the Product in accordance with the provisions of this Agreement.

(c)

Except where this Agreement expires at the end of the term of the Agreement, Sun shall be entitled to sell in the Territory its stocks of the Product remaining at the effective date of such termination for a period of six (6) months, provided, however, that Vyome shall, only at the written request of the Sun , have the option to repurchase all or any portion of such stock at Sun’s costs (which, in the case of the Product, is the original Purchase Price therefore as invoiced). Should Vyome not exercise this option within ten (10) days of the effective date of termination, Sun may sell such stocks of Product on the terms and conditions set forth herein for a period of six (6) months and in the same Marketing Channel and Territory.

(d)

Sun, after completion of the 6 (six) months period as mentioned in 14.5(c) above, shall pay the amount of royalty as per Schedule V on the Products sold, if any, in accordance with the payment terms agreed as per the provisions of the Agreement.

14.6	Within a period of 90 (ninety) days from the date of last sale, Sun and its Affiliates shall destroy all promotional materials relating to the Product then in Sun’s or its Affiliates’ possession.
15.	INDEMNITY
15.1

Vyome will defend, indemnify, and hold Sun, its affiliates, and their respective successors, directors, officers, employees, and agents (each, a “Sun Indemnified Party”) harmless from and against any and all losses, damages, liabilities, reasonable attorney fees, court costs, and expenses (collectively “Losses”) to the extent that such Losses arise out of or relate to: (1) Any breach of any applicable laws (2) law, rules, or regulations with respect to the terms and conditions as laid down in the license for manufacturing the Products; (3) Vyome’s infringement, misuse or misappropriation of any third party intellectual property rights or any Confidential Information of Sun; (4) any product liability claims including voluntary or involuntary recall of Products (5) claims or liabilities arising out of quality issues of the Product (6) claims or liabilities arising out of gross negligence, willful misconduct or fraud by Vyome (including its employees and agents); except to the comparative extent that Losses result from the negligence or willful acts of a Sun Indemnified Party).

15.2

Sun agrees to provide Vyome with prompt notice of any such Third Party Claim within 5 (five) business days of such notice. In the event the aforesaid indemnity is invoked, Vyome shall have the right, but not the obligation, to manage and control the defense and settlement of any and all such actions and lawsuits, and shall have the right to select and engage counsel of its own choice. Sun shall cooperate fully with Vyome in the defense of any and all actions and lawsuits. No Sun Indemnitee shall be entitled to compromise or settle any such Third Party Claim without prior written approval of Vyome.

15.3

Sun will defend, indemnify, and hold Vyome, its affiliates, and their respective successors, directors, officers, employees, and agents (each, a “Vyome Indemnified Party”) harmless from and against any and all Losses to the extent that such Losses arise out of or relate to: (1) Sun’s infringement, misuse or misappropriation of any Intellectual Property Rights of Vyome or any Confidential Information of Vyome; (2)

Sun’s failure to comply with applicable laws, rules or regulations; (3) claims or liabilities arising out of gross negligence, willful misconduct or fraud by Sun; (4) any product liability claims including voluntary or involuntary recall of Products which is proven as defects due to handling or storage of goods; except to the comparative extent that Losses result from the negligent or willful acts of a Vyome Indemnified Party.

15.4

Vyome agrees to provide Sun with prompt notice of any such Third Party Claim within 5 (five) business days of such notice. In the event the aforesaid indemnity is invoked, Sun shall have the right, but not the obligation, to manage and control the defense and settlement of any and all such actions and lawsuits, and shall have the right to select and engage counsel of its own choice. Vyome shall cooperate fully with Sun in the defense of any and all actions and lawsuits. No Vyome Indemnitee shall be entitled to compromise or settle any such Third Party Claim without prior written approval of Sun.

15.5	For purposes of these Indemnification provisions, “Third Party” shall mean any person or entity which is neither a Party to this Agreement nor an Affiliate of a Party.
16.	LIMITATION OF LIABILITY
16.1

Each Party’s liability to indemnify the other Party under this Agreement, shall not exceed the aggregate purchase value of the annual Minimum Offtake of the Products made by Sun, in the year in which such Third Party Claim arises. However, this limitation shall not apply where any Third Party Claim is as a result of (i) any violation or infringement of Intellectual Property Rights; or (ii) any violation or infringement of any third party intellectual property rights; or (iii) gross negligence, wilful misconduct or fraud; or (iv) breach of confidentiality obligations; or (v) any product liability claims.

16.2

In the event of any violation or infringement of Intellectual Property or Confidential Information by either Party, the affected Party shall be entitled to claim direct damages in accordance with the dispute resolution mechanism envisaged in this Agreement.

16.3	Either Party’s liability under this Agreement, regardless of the form of action or claim, shall be limited to actual damages only and shall exclude all indirect and consequential damages.
17.	RELATIONSHIP

Nothing contained in this Agreement shall constitute a partnership or joint venture between the Parties nor shall any relationship of employer and employee be deemed to be created between Vyome and Sun or Vyome and the employees of Sun and Parties shall not represent to have the authority to bind the other Party to any third party and vice-versa.

18.	ASSIGNMENT

This Agreement and the rights hereunder shall not be assigned or transferred by either Party to a third party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Any assignment or sub-contracting by either Party contrary to the provisions of this Agreement shall be void-ab -initio.

19.	WAIVER

No forbearance, indulgence, relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall, in any way, affect diminish or prejudice the right of such Party to require performance of that provision. Further any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, or as a waiver of any right under or arising out of this Agreement.

20.	NOTICES
20.1

Any notice or other communication required or permitted to be given to either of the Parties shall be in writing in the English language and shall either be sent in person or by nationally recognised overnight courier facsimile transmission, e-mail transmission or any other mode as acceptable under law to the following address or to such other address as may have been notified by the concerned Party in writing:

Vyome

Attn: Mr. N. Venkateswarlu

Address: Plot No. 465 F.I.E, Patparganj Industrial Area, Ground Floor, New Delhi - 110092

Sun

Attn: To Authorised Signatory

Address: Sun House, 201 B/1, Western Express Highway, Goregaon (E), Mumbai - 400063

CC: Rakesh Sinha, Legal Department

20.2

Any notice required or permitted by this Agreement shall be in writing and shall be deemed to be given on the earlier of the following (i) upon receipt, or (ii) (a) 7 (seven) days after deposit with the applicable national postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, (c) 3 (three) Business Days after the Business Day of deposit with recognized courier.

21.	DISPUTE RESOLUTION AND GOVERNING LAW
21.1

In the event of any dispute or difference between the Parties hereto in respect of or in any respect concerning or connected with the interpretation or implementation of this Agreement or arising out this Agreement, such dispute or difference shall be referred to arbitration of three arbitrators, one arbitrator to be appointed by each of the Parties and the third Arbitrator to be appointed by the two Arbitrators, and such arbitration shall be governed by the Arbitration and Conciliation Act, 1996 or any

statutory modification or re- enactment thereof for the time being in force. The venue of the arbitration shall be exclusively in New Delhi.

21.2	This Agreement is governed by, and shall be construed in accordance with, the laws of India.
21.3	Subject to the above provisions, the competent courts in New Delhi shall have exclusive jurisdiction for any matters related to or in connection with the Agreement.
22.	AMENDMENTS AND WAIVER

Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by applicable law or otherwise afforded, will be cumulative and not alternative.

23.	ENTIRE AGREEMENT

This Agreement represents the entire agreement between the Parties in relation to the terms of the matters contained in this Agreement and shall supersede and extinguish any previous drafts, agreements or understandings between all or any of the Parties (whether oral or in written) relating to the subject matter herein, and shall include all schedules and amendments executed by the Parties mutually in writing.

24.	SEVERABILITY

In the event that any term, condition, or provision of this Agreement is held to be a violation of any applicable law, statute, or regulation the same shall be deemed to be deleted from this Agreement and shall be of no force and effect and this Agreement shall remain in full force and effect as if such term, condition, or provision had not originally been contained in this Agreement. Notwithstanding the above, in the event of any such deletion, the Parties shall negotiate in good faith in order to agree the terms of a mutually acceptable and satisfactory alternative provision in place of the provision so deleted.

25.	COUNTERPARTS

This Agreement may be signed in counterparts as necessary, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of the signature page to the Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of the Agreement.

26.	COMPLIANCE WITH LAW

The Parties shall comply with all applicable laws and render all co-operation towards the fulfilment of the purpose and spirit of this Agreement. In case of any change in applicable law, that has an effect on the terms of this Agreement, the Parties agree that the Agreement would be reviewed, and if deemed necessary by the Parties, renegotiated in good faith.

27.	PUBLIC ANNOUNCEMENTS

Either Party may use the name of the other Party and may issue a press release, public announcement or otherwise publicise or disclose the existence of this Agreement or any information related to this Agreement with prior written consent of the other Party, which consent shall not be unreasonably withheld, provided however that neither Party shall disclose any information related to the Confidential Information, Intellectual Property or any terms or conditions mentioned in Schedule IV and Schedule V. The contents of any press release and/ or public announcement shall be mutually agreed between the Parties.

28.	FORCE MAJEURE
28.1

For the purposes of this Agreement, “Force Majeure” means an event which is beyond the reasonable control of a Party, is not foreseeable, is unavoidable and not brought about by or at the instance of the Party claiming to be affected by such events and which has caused the non-performance or delay in performance, and which makes a Party’s performance of its obligations hereunder impossible or so impractical as reasonable to be considered impossible in the circumstances, and includes, but is not limited to, war, riots, civil disorder, earthquake, fire, explosion, storm, flood or other extreme adverse weather conditions, strikes, lockouts or other industrial action (except where such strikes, lockouts or other industrial action are within the power of the Party invoking Force Majeure to prevent), confiscation or any other action by Government agencies.

28.2

Force Majeure shall not include (i) any event which is caused by the negligence or intentional action of a Party or by or of such Party’s agents or employees, nor (ii) any event which a diligent Party could reasonably have been expected both to take into account at the time of the acceptance of the purchase order under this Agreement, and avoid or overcome with utmost persistent effort in the carrying out of its obligations hereunder.

28.3

The failure of a Party to fulfil any of its obligations hereunder shall not be considered to be a breach of, or default in respect of this Agreement in so far as such inability arises from an event of Force Majeure, provided that the Party affected by such an event has taken all possible precautions, due care and all measures, with the objective of carrying out the terms and conditions of the Agreement.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written

SIGNED and DELIVERED	)
Vyome Biosciences Private Limited	)
through its authorised signatory	)
/s/ Mr. N. Venkateswarlu	)

SIGNED and DELIVERED	)
Sun Pharma Laboratories Limited	)
through its authorized signatory	)
/s/Mr. Abhay Gandhi	)